SECOND AMENDED AND RESTATED
MORGAN STANLEY
UMB FUND SERVICES, INC.
TRANSFER AGENCY AGREEMENT

THIS SECOND AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of this 24th day of June, 2014, by and between each of the entities individually and not jointly, as listed on Schedule A hereto (each a “Fund”, and, collectively, the “Funds”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Transfer Agent”).

WHEREAS, each Fund is (except as otherwise noted on Schedule A) a Delaware statutory trust registered as a closed-end investment company under the 1940 Act (as defined below) and authorized to issue Shares; and

WHEREAS, each Fund and Transfer Agent desire to enter into an agreement pursuant to which Transfer Agent shall provide Services (as defined below) to the Funds; and

WHEREAS, it is contemplated that additional Funds may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 10(c); and

WHEREAS, the parties hereby amend and restate the Amended and Restated Agreement which was first executed on October 30, 2013 with an effective date of November 1, 2013, which in turn amended and restated the initial Agreement which was first executed as of July 22, 2013 with an effective date of August 5, 2013 (the “Effective Date”), to address certain issues related to reporting under FATCA (as defined herein) and to limit the scope of certain Services (as defined herein) in connection with the potential admission of certain persons as Shareholders (as defined herein);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                   Definitions.  In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Transfer Agent with Instructions on behalf of a Fund, whose name shall be certified to Transfer Agent from time to time pursuant to Section 3(b) of this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of a Fund.

”Commission” shall mean the U.S. Securities and Exchange Commission.

“Custodian” shall mean the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Fund, or its successor.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of a Fund, as the case may be, as the same may be amended from time to time.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Transfer Agent. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Offering Price” shall mean the price per share that the Shares will be offered for sale to the public calculated in accordance with the Fund’s then current offering documents.

“Registration Statement” shall mean any registration statement at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the transfer agency and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of the Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.                   Appointment and Services

(a)                 The Fund hereby appoints Transfer Agent as transfer agent of all Shares and hereby authorizes Transfer Agent to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Transfer Agent will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Transfer Agent shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Transfer Agent provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)                 Transfer Agent may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Transfer Agent shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Transfer Agent were itself providing such Services.

(c)                 Transfer Agent’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Transfer Agent hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent that Transfer Agent agrees to take such actions, those actions shall be deemed part of the Services.

(d)                 Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement.

(e)                 Processing and Procedures

(i)                   Transfer Agent agrees to accept subscription applications and tender offers with respect to the Shares of the Fund via postal mail, telephone, electronic delivery or personal delivery on each business day in accordance with the Fund’s offering documents; provided, however, that Transfer Agent shall only accept subscription applications from jurisdictions in which the Shares are qualified or otherwise eligible under applicable law(s) for sale, as indicated from time to time by the Fund or pursuant to an Instruction (all sales of Shares to U.S. persons in a non-U.S. jurisdiction to be effectuated upon an Instruction from the Fund). It is hereby agreed that with respect sales to U.S. persons in any non-U.S. jurisdiction, the Fund will not issue an Instruction to the Transfer Agent to accept such purchase of until the Fund has confirmed either (a) that there are no applicable requirements to qualify or register Shares in such jurisdiction or (b) that the Fund has complied with any such requirements to qualify or register the Shares in such jurisdiction. Transfer Agent shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer (“ACH”) or such other methods to which the parties shall mutually agree.

(ii)                 Upon receipt of a tender offer request and monies paid to it by the Custodian in connection with a redemption of Shares, Transfer Agent shall cancel the tendered Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s tender offer and payment procedures described in the Fund’s offering documents.

(iii)                In connection with each subscription for and each tender of Shares, Transfer Agent shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Fund’s offering documents. It is understood that certificates for Shares have not been and will not be offered by the Fund or made available to Shareholders.

(iv)               Transfer Agent and the Fund shall establish procedures for effecting subscriptions and tender offers consistent with the terms of the Fund’s offering documents. Transfer Agent agrees to act in accordance with such procedures unless (i) it has received an Instruction not to do so, (2) it is permitted not to follow such procedures in accordance with the terms of this Agreement or (3) it is prohibited to do so by applicable law. Transfer Agent may establish such additional procedures, rules and requirements governing the purchase or redemption of Shares, as it may deem advisable and consistent with the Fund’s offering documents and industry practice. Transfer Agent shall not be liable, and shall be held harmless by the Fund, for its actions or omissions which are consistent with the foregoing procedures.

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(f)                  Records

(i)                   Transfer Agent shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Transfer Agent shall destroy records only at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). Transfer Agent may deliver to the Fund from time to time at Transfer Agent’s discretion, for safekeeping or disposition by Transfer Agent in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as Transfer Agent may deem expedient, other than those which Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Transfer Agent, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the trustees, officers, employees, and auditors of the Fund. Notwithstanding anything contained herein to the contrary, Transfer Agent shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

(g)                 Anti-Money Laundering (“AML”) Services

(i)                   Background.  In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), Transfer Agent offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, Transfer Agent may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). The Fund has, after review, selected various procedures and tools offered by Transfer Agent to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall AML program and, subject to the terms of the AML Laws, delegate to Transfer Agent the day-to-day operation of the AML Procedures on behalf of the Fund.

(ii)                 Delegation.  The Fund acknowledges that it has had an opportunity to review, consider and select the AML Procedures and the Fund has determined that the AML Procedures, as part of the Fund’s overall AML program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Fund hereby instructs and directs Transfer Agent to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The Fund and Transfer Agent hereby agree that the Transfer Agent’s implementation of the AML Procedures will include the services set forth under Schedule B hereto. The Fund hereby also delegates to Transfer Agent the authority to report Suspicious Activity to FinCEN.

(iii)                SAR Filing Procedures.

(A)                When Transfer Agent observes any Suspicious Activity, Transfer Agent shall prepare a draft of a SAR on Form SAR-SF, and shall send a copy to the Fund’s AML officer for review. Transfer Agent shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both Transfer Agent and the Fund. Accordingly, the SAR shall include the name of both Transfer Agent and the Fund, and shall include the words, “joint filing” in the narrative section.

(B)                The Fund’s AML officer shall review the SAR and provide comments, if any, to Transfer Agent within a time frame sufficient to permit Transfer Agent to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Upon receipt of final approval from the Fund’s AML officer, Transfer Agent (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

(C)                Transfer Agent shall provide to the Fund a copy of each SAR filed, together with supporting documentation. In addition, Transfer Agent shall maintain a copy of the same for a period of at least five (5) years from the date of the SAR filing.

(D)                Nothing in this Agreement shall prevent either party from making a determination that such party has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

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(iv)               Amendment to Procedures.  It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Fund as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s AML responsibilities.

(v)                 Reporting.  Transfer Agent agrees to provide to the Fund: (i) prompt notification of any transaction or combination of transactions that Transfer Agent believes, based on the AML Procedures, evidence potential money laundering activity in connection with the Fund or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list or any Section 314(a) search list; (iii) any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to Transfer Agent’s AML Monitoring Activities; (iv) any action taken in response to AML violations as described above; and, (v) quarterly reports of its monitoring and verification activities on behalf of the Fund. Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to from time to time by Transfer Agent and the Fund’s AML officer.

(vi)               Inspection.  The Fund hereby directs, and Transfer Agent agrees to: (1) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the AML Procedures on behalf of the Fund, as they may request; and, (2) permit such federal regulators to inspect Transfer Agent’s implementation of the AML Procedures on behalf of the Fund.

(vii)              Disclosure Obligations.  Regarding SARs Neither Transfer Agent nor the Fund shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Transfer Agent or the Fund on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

(h)                 NSCC AIP Services

(i)                   Transfer Agent agrees to permit transmission of Fund data through the National Securities Corporations’ (“NSCC”) Alternative Investments Product service (the “Service”) through Transfer Agent’s NSCC membership, and such other programs and services as may be offered by NSCC as the parties may mutually agree, subject to the limitations of the Service.

(ii)                 Transfer Agent shall amend its Alternative Investment Product Member’s Agreement with NSCC pursuant to which an additional clearing number will be issued in conjunction with Transfer Agent’s NSCC activities on behalf of the Fund. The Fund shall arrange for its custodian to perform all functions required of settling banks under applicable rules of the NSCC.

(iii)                Upon the request of the Fund and in reliance on the terms hereof, and in order to expedite the trading of the Fund through NSCC and the Service and any other relevant programs and services offered by NSCC as agreed to by the parties, Transfer Agent has agreed to guarantee the payment to NSCC of any and all fees and charges imposed by NSCC from time to time relating to the Fund’s transactions with NSCC, and has assumed responsibility with respect to NSCC for all transactions in and all obligations and liabilities relating to each Fund’s clearing number and participation in the Service.

(iv)               It is understood that Transfer Agent may, in its sole discretion, and at any time, terminate any or all of its participation in NSCC on behalf of the Fund. In the event Transfer Agent elects to cease these services, it will provide prompt notice to the Fund.

(i)                   Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement and upon a Fund’s reasonable request, authorized representatives of the Fund may conduct site visits of the Transfer Agent’s facilities during the Transfer Agent’s normal business hours and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s Services for the Funds under or pursuant to this Agreement.

3.                   Representations and Deliveries

(a)                 The Fund shall deliver or cause the following documents to be delivered to Transfer Agent:

(1)                 A copy of the Declaration of Trust and By-laws and all amendments thereto;

(2)                 A certificate signed by the Chief Financial Officer and Secretary of the Fund specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable, and the status of the Shares under the 1933 Act and any other applicable federal law or regulation;

(3)                 A certified copy of the resolutions of the Board authorizing the appointment of Transfer Agent and the execution of this Agreement on behalf of the Fund; and

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(4)                 A certificate containing the names of the initial Authorized Persons in a form acceptable to Transfer Agent. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time. The certificate required by this paragraph shall be signed by an officer of the Fund and designate the names of the Fund’s initial Authorized Persons.

(5)                 A certificate as of August 2, 2013 certifying that all Shareholder accounts, are in balance and all accounts reconciled and current as of the date of this Agreement, and: (1) there are no outstanding issues relating to transfer agent activities and Shareholder and Fund recordkeeping, including those related to Shareholder accounts and transaction activity; and, (2) there are no existing or potential claims, litigation or demands by Shareholders or others relating to the Fund or its officers or Trustees, except as disclosed in writing and dated as of the date of this Agreement.

(6)                 All Shareholder account records in a format acceptable to Transfer Agent, in Milwaukee, Wisconsin and at the Fund’s expense.

(7)                 Prior written notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of the Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to Transfer Agent such documents, certificates, reports and legal opinions as it may reasonably request.

(8)                 All other documents, records and information that Transfer Agent may reasonably request in order for Transfer Agent to perform the Services hereunder.

(b)                 Each Fund represents and warrants to Transfer Agent that:

(1)                 Except as otherwise noted on Schedule A, it is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(2)                 Any officer of the Fund has the authority (unless such authority is limited in a writing from the Fund and received by Transfer Agent) to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of such Authorized Persons.

(3)                 It is duly registered as a closed-end investment company under the 1940 Act.

(4)                 A Registration Statement under the 1933 Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to Shares of the Fund being offered for sale.

(5)                 All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Declaration of Trust and the Fund’s offering documents, such Shares shall be validly issued, fully paid and non-assessable.

(6)                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all material regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any material contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(7)                 All shareholder tax reporting has been completed timely and accurately, including the distribution of any applicable tax forms for the most recently completed tax year.

(c)                 During the term of this Agreement the Fund shall have the ongoing obligation to provide Transfer Agent with a copy of the Fund’s currently effective offering documents as soon as they become effective. For purposes of this Agreement, Transfer Agent shall not be deemed to have notice of any information contained in any such offering document until a reasonable time after it is actually received by Transfer Agent.

(d)                 The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1933 Act, 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund as set forth in the Fund’s offering documents. Transfer Agent’s Services hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Transfer Agent will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund. The Transfer Agent shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

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(e)                 The Fund agrees that it shall advise Transfer Agent in writing at least thirty (30) days prior to affecting any change in the Fund’s offering documents which would increase or alter the duties and obligations of Transfer Agent hereunder, and shall proceed with such change only if it shall have received the written consent of Transfer Agent thereto.

(f)                  Fund Instructions

(i)                   The Fund shall cause the Fund’s officers, trustees, Investment Adviser, legal counsel, independent accountants, administrator, fund accountant, custodian and other service providers and agents, past or present, to cooperate with Transfer Agent and to provide Transfer Agent with such information, documents and communications as necessary and/or appropriate or as requested by Transfer Agent, in order to enable Transfer Agent to perform the Services. In connection with the performance of the Services, Transfer Agent shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Transfer Agent by a representative of the Fund or by any of the aforementioned persons. Transfer Agent shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Transfer Agent shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Fund, Investment Adviser, Authorized Person or service provider until receipt of written notice thereof from the Fund.

(ii)                 The Fund shall provide Transfer Agent with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Transfer Agent shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iii)                Transfer Agent, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of Transfer Agent, confirm such Instructions in writing.

(iv)               At any time, Transfer Agent may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then Transfer Agent may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

(g)                 Transfer Agent represents and warrants to the Fund that:

(i)                   It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform the Services contemplated in this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)                 It is duly qualified to carry on its business in the State of Wisconsin.

(iii)                It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iv)               Transfer Agent has and will continue to have access to the facilities, equipment and personnel necessary and appropriate to carry out its obligations under this Agreement.

(v)                 Transfer Agent will, during the term of the Agreement, employ a virus detection software program, that employs regular updates, to test for the presence of computer code designed to disrupt, disable, harm or otherwise impede the operation of the hardware and software used by Transfer Agent to perform the Services.

(vi)               It is duly registered as a transfer agent under Section 17A of the 1934 Act, and will remain so registered for the duration of this Agreement and will as soon as possible notify the Fund in the event that it is no longer a registered transfer agent. Notwithstanding any other provision of this Agreement, the loss or expiration of Transfer Agent’s registration as a transfer agent will constitute a material breach of the Agreement and any cure period shall be waived.

(vii)              Transfer Agent will (a) comply with all applicable anti-corruption laws; and (b) not knowingly, accept from, or provide to the Fund, its directors, officers or employees, or any public official, any unlawful payment, unlawful compensation or other unlawful remuneration, be it monetary or other thing of value, in connection with the negotiation, execution, or performance of this Agreement. A breach of the foregoing provision shall be considered cause for termination of this Agreement and the Transfer Agent waives the cure period that would otherwise apply to such breach.

4.                   Fees and Expenses

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(a)                 As compensation for the performance of the Services, the Fund agrees to pay Transfer Agent the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1112th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services requested by the Fund or enhancements to current Services. The Fund agrees to pay Transfer Agent’s then current rate for Services added to, or for any enhancements to existing Services set forth on Schedule B after the execution of this Agreement.  In addition, to the extent that Transfer Agent corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior agent or service provider, Transfer Agent shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule C shall control.

(b)                 Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)                 Transfer Agent will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Transfer Agent shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of offering documents, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of offering documents for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Transfer Agent shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)                 The Fund also agrees to promptly reimburse Transfer Agent for all out-of-pocket expenses or disbursements incurred by Transfer Agent in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Transfer Agent, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Transfer Agent requests advance payment, Transfer Agent shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)                 The Fund agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such Services (the “Due Date”). Except as provided in Schedule C, Transfer Agent shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Transfer Agent). Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

The Fund is aware that its failure to remit to Transfer Agent all amounts due on or before the Due Date will cause Transfer Agent to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Transfer Agent does not receive any amounts due hereunder by the Due Date, the Administrator may charge, and the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Transfer Agent’s reasonable attorney’s fees and court costs if any amounts due Transfer Agent in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Transfer Agent of the Fund’s default or prevent Transfer Agent from exercising any other rights and remedies available to it.

(f)                  In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Transfer Agent in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Transfer Agent provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

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(g)                 The Fund acknowledges that the fees charged by Transfer Agent under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Sections 2, 3 and 6. Modifying the allocation of risk from what is stated herein would affect the fees that Transfer Agent charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocations of risk.

5.                   Confidential Information

Transfer Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund’s Shareholders, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest; (iii) when requested by the Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account; (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions; (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Transfer Agent received the information. In the event that any requests or demands are made for the inspection of the records of the Fund, Transfer Agent will promptly notify the Fund (except when prohibited by law) and to secure instructions from an Authorized Person of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of Transfer Agent or any of its employees, agents or representatives, and information which was already in the possession of Transfer Agent prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. Transfer Agent will implement and maintain such appropriate security measures as are necessary for the protection of confidential shareholder information. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.                   Limitation of Liability.  In addition to the limitations of liability contained in Sections 2 and 3 of this Agreement:

(a)                 Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from Transfer Agent’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Transfer Agent shall not be liable for: (1) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from an officer or representative of the Fund or from any Authorized Person; or, (2) any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent).

(b)                 Notwithstanding anything herein to the contrary, in the event either party is unable to perform its obligations required of it hereunder because such performance is prevented by force majeure, “acts of God” or other similar events beyond its reasonable control, such party shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby, provided that the foregoing does not apply to hardware or software failures unless such failures are caused by force majeure, “acts of God” or other similar events beyond its reasonable control. Transfer Agent will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)                 In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)                 Notwithstanding any other provision of this Agreement, Transfer Agent shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)                   the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii)                 the legality of a subscription or tender of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such subscription or tender; or

(iii)                the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

                                                                            8

(e)                 Transfer Agent may, in effecting purchases and tenders of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a purchase or tender of Shares whenever Transfer Agent reasonably believes that requiring the same would be inconsistent with the terms of the Fund’s offering documents.

(f)                  The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.                   Indemnification

(a)                 The Fund agrees to indemnify and hold harmless Transfer Agent, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Indemnified Parties”) from and against any and all losses, damages, costs, charges, documented counsel fees, payments, expenses and liability (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of any of the following:

(i)                   any action or omission of Transfer Agent except to the extent a Claim resulted from Transfer Agent’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder or a breach of any warranty of the Transfer Agent set forth in Section 3(h) hereof;

(ii)                 Transfer Agent’s reliance on, implementation of, or use of Instructions, communications, data, documents or information (reasonably believed to be genuine and authorized without independent investigation or verification) received by Transfer Agent from an officer or representative of the Fund, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iii)                any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iv)               the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein;

(v)                 the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)               the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase or tender of Shares shall be presumed not to have been the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or gross negligence; and

(vii)              the offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered/qualified for sale, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares.

(b)                 Promptly after receipt by Transfer Agent of notice of the commencement of an investigation, action, claim or proceeding, Transfer Agent shall, if a claim for indemnification in respect thereof is made under this section, notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Transfer Agent or any Indemnified Party, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by Transfer Agent, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies Transfer Agent of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election. If the Fund does not elect to assume the defense of any such suit, or in case Transfer Agent does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the Fund and Transfer Agent or any Indemnified Party, the Fund will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Transfer Agent and them. The Fund’s indemnification agreement contained in this Section 7 and the Fund’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Administrator and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Transfer Agent’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Transfer Agent of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

                                                                            9

(c)                 Transfer Agent shall indemnify and hold the Fund harmless from and against any Losses asserted against or incurred by the Fund in connection with Transfer Agent’s material breach of this Agreement or any claims resulting from Transfer Agent’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of it of its obligations and duties under this Agreement.

(d)                 The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.                   Covenants of the Transfer Agent

Records. Transfer Agent shall prepare and keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) the laws and regulations applicable to its business as a transfer agent, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7; (ii) those set forth in IRS regulations and FATCA, as such regulations and FATCA may be amended from time to time with respect to such services provided by Transfer Agent as information reporting and withholding agent for the Funds; and (iii) its record retention policies. For the purposes of this Agreement, “FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code. Transfer Agent shall also maintain those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under 1940 Act and those set forth on Schedule D. Records maintained by Transfer Agent of behalf of the Funds are the property of the Funds and shall be made available for reasonable examinations by the Funds’ governmental regulators upon reasonable request and shall be preserved and maintained by Transfer Agent for such period as required by applicable law or until such earlier time as Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

Compliance Program. Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, Transfer Agent will provide periodic measurement reports to the Fund. Upon request of the Fund, Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

Disaster Recovery and Business Continuity. Transfer Agent will maintain a comprehensive disaster recovery and business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. Transfer Agent will test the adequacy of its disaster recovery and business continuity plan at least annually. Upon reasonable request by the Fund, Transfer Agent will provide the Fund with a letter assessing the most recent disaster recovery and business continuity test results. In the event of a business disruption that materially impacts Transfer Agent’s provision of services under this Agreement, Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the disaster recovery and business continuity plan.

9.                   Term

(a)                 This Agreement shall become effective with respect to the Fund as of the Effective Date. This Agreement shall become effective with respect to each Fund not party to this Agreement on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided for herein, this Agreement shall continue in effect with respect to the Fund for a two-year period beginning on the Effective Date (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive annual periods (each a “Renewal Term”).

(b)                 In the event this Agreement is terminated by a Fund prior to the expiration of the Initial Term or any subsequent Renewal Term, such Fund shall give Transfer Agent ninety (90) days written notice and shall be obligated to pay Transfer Agent the remaining fees payable to Transfer Agent under this Agreement through the end of the Initial Term or Renewal Term, as applicable; provided, however, that if this Agreement is terminated by the Fund for (1) a material breach of this Agreement which Transfer Agent has not cured within sixty (60) days of notice of such material breach (2) Transfer Agent has committed repeated material breaches of this Agreement (whether or not cured) over a twelve (12) month period, that taken together materially and adversely affect the Funds or (3) with respect to a Fund if such termination is due to (a) the merger, sales or liquidation of such Fund or the consolidation of such Fund or another entity, so long as (i) this Agreement continues with respect to the remainder of the Funds, and (ii) either Transfer Agent is retained to continue to provide Services to such merged Fund or its successor on substantially the same terms as this Agreement, or (b) such Fund is merged or consolidated with another Fund serviced under this Agreement (which termination shall take effect as of the date specified by the Fund in the notice of such termination), no fees shall be payable to the Transfer Agent for any period following the date of such termination. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”), without cause, with respect to one or more Funds, by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, Transfer Agent shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Transfer Agent’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Transfer Agent. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and Transfer Agent’s agreement to provide additional Services in connection therewith, Transfer Agent shall provide such Services and be entitled to such compensation as the parties may mutually agree. Transfer Agent shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

                                                                            10

(c)                 In the event such notice is given by the Fund pursuant to subparagraph (b), it shall be accompanied by a copy of a resolution of the Board certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Transfer Agent, the Fund shall on or before the termination date, deliver to Transfer Agent a copy of a resolution of its Board certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall be deemed to be its own transfer agent as of the termination date and Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

10.                Miscellaneous

(a)                 Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party.

Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Transfer Agent:	UMB Fund Services, Inc.
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attention: General Counsel
If to the Fund:	Morgan Stanley Alternative Investment Partners Operations
100 Front Street, Suite 400
West Conshohocken, PA 19428
Attention: Noel Langlois, Managing Director

(b)                 This Agreement may be amended or modified by a written agreement executed by both parties with the formality of this Agreement.

(c)                 In the event an entity affiliated with the Funds in addition to those listed on Schedule A, desires to have Transfer Agent render services as transfer agent under the terms hereof and Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder.

(d)                 This Agreement shall be governed by New York law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(e)                 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

                                                                            11

(f)                  The services of Transfer Agent hereunder are not deemed exclusive. Transfer Agent may render transfer agency and dividend disbursement services and any other services to others, including other investment companies.

(g)                 The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(h)                 The obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. The Declaration of Trust is on file with the State of Delaware. All obligations under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

(i)                   This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of Transfer Agent and the Fund and supersedes all prior negotiations, understandings and agreements with respect to transfer agency and dividend disbursement services.

(j)                  Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(k)                 Transfer Agent shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Transfer Agent in connection with the Services provided by Transfer Agent to the Fund hereunder.

(l)                   This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Transfer Agent may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(m)               Each Fund hereby grants to Transfer Agent a limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement [In the form attached as Exhibit I & Schedule B hereof].

(n)                 The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

Each of the Funds on Schedule A By: Title: Date: UMB FUND SERVICES, INC. By: Title: Date:

                                                                            12

Amended and Restated

Schedule A

to the

Second Amended and Restated

Morgan Stanley

UMB Fund Services, Inc.

Transfer Agency Agreement

Funds

Alternative Investment Partners Absolute Return Fund

Alternative Investment Partners Absolute Return Fund STS*

Morgan Stanley Global Long/Short Fund A

Morgan Stanley Global Long/Short Fund P*

AIP Multi-Strategy Fund A

AIP Multi-Strategy Fund P*

AIP Macro Registered Fund A

AIP Macro Registered Fund P*

AIP Alternative Lending Fund A

AIP Alternative Lending Fund P*

* Feeder Fund

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule A to the Second Amended and Restated Transfer Agency Agreement dated June 24, 2014 to be executed by a duly authorized officer as the 9th of August, 2017.

Each of the Funds on Schedule A By: Title: Date: UMB FUND SERVICES, INC. By: Title: Date:

Schedule B

to the

Second Amended and Restated

Morgan Stanley

UMB Fund Services, Inc.

Transfer Agency Agreement

SERVICES

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Fund, Investment Adviser, and the Fund’s agents, Transfer Agent will provide the following Services:

Transfer Agency and Investor Reporting:

♦       distribute offering documents to or for prospective shareholders as directed by the Fund, pursuant to arrangements with fund “platforms” or other distribution arrangements of the Fund;

♦       Correspond with Shareholders to complete or correct information; provided, however, that the Fund’s Distributor remains solely responsible for determining Shareholder eligibility; send approval notices to Shareholders as instructed by the Fund, if applicable;

♦       provide AML services as described in Section 2(g) (the customer identification verification component of these Services apply only to Shareholders who are residents of the United States), pursuant to which the Transfer Agent will:

o    Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

o    Review special payee checks through OFAC database;

o    Identify repurchase transactions’ that occur within thirty (30) days of an account establishment or registration change or banking information change and notify the Fund of such transaction;

o    Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

o    Review accounts with frequent activity within a specified date range followed by a large redemption;

o    On a daily basis, review purchase and repurchase activity per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day; and

o    Compare account information to any FinCEN request pursuant to USA PATRIOT Act Sec. 314(a).

♦       coordinate processing of new Shareholder subscriptions, which shall include (i) coordinating receipt of funds from Shareholders, (ii) providing the Fund with a daily report detailing the status and amount of incoming wires and Shareholder certifications, (iii) upon direction from the Fund, coordinating transfer of funds between the escrow agent and the Fund and/or returning funds to potential shareholders whose subscriptions have not been accepted and (iv) sending confirmations to new Shareholders;

♦       send quarterly statements of positions held to relevant parties as instructed by the Fund;

♦       provide on-line access to Shareholder information (provided that the Transfer Agent is not responsible for designing or maintaining any web site for the Fund),

♦       prepare for the Fund’s Investment Adviser monthly reports showing account balance information of each Shareholder,

♦       coordinate any supplemental communications by the Fund to its Shareholders, as directed;

♦       coordinate processing of tender offers made by the Fund, which shall include (i) if directed by the Fund’s administrator, distributing tender offer letters to Shareholders, (ii) coordinating receipt of tender requests from Shareholders, (iii) providing the Fund with a daily report detailing the status and amount of incoming tender offers, (iv) delivering acceptance letters and promissory notes to investors whose tender offers have been accepted, as described in the offering documents, (v) coordinating the calculation of holdback amounts (if applicable) and (vi) upon direction from the Fund, coordinating release of funds to Shareholders;

♦       establish and maintain a demand deposit account for purposes of processing Shareholder subscriptions and tender offers;

♦       updating the books and records of the Fund to maintain a registry of Shareholders, including: (i) name, address and US tax identification or social security number; (ii) number of Shares held; (iii) historical information regarding the account of each Shareholder, including dividends and distributions (if any) paid and the date and price for all transactions on the Shareholder’s account, as applicable; (iv) any stop or restraining order placed against an Shareholder’s account; (v) any correspondence relating to the current maintenance of a Shareholder’s account; (vi) information with respect to withholdings;

♦       prepare and certify Shareholder lists in conjunction with proxy solicitations (the Transfer Agent does not provide proxy administration services beyond the provision of Shareholder lists);

♦       Set up and maintain Shareholder accounts and records;

♦       Store account documents electronically;

♦       Provide Shareholder account information;

♦       Calculate services plan fees as required;

♦       Process dividend payments by check, wire or ACH, or reinvest dividends;

♦       If directed by the Fund’s administrator, mail offering documents, annual and semi-annual reports, and other Shareholder communications to existing Shareholders;

♦       Prepare and file U.S. Treasury Department 1099, 1042, 1042-S and 945 and prepare the information for the Fund’s tax preparers to prepare a Schedule K-1 (if applicable) for Shareholders; send such forms and schedules to Shareholders as directed by the Investment Adviser;

♦       Withhold taxes on U.S. resident and non-resident alien accounts upon receipt of Fund valuation;

♦       Provide basic report access;

♦       Conduct periodic postal clean-up;

♦       Receive from Shareholders or debit Shareholder accounts for sales commissions and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received;

♦       Track Shareholder account by financial intermediary source and otherwise as reasonably requested and provide periodic reporting;

♦       Monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the Unites States;

♦       Establish and maintain facilities and procedures for the safekeeping for safekeeping of all records maintained by UMBFS;

♦       Cooperate with each Fund’s independent public accountants and take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties;

♦       Provide Call Center Services for the Funds. Call center functions include answer telephone inquiries, respond to inquiries from existing Shareholders, and broker-dealers on behalf of such Shareholders.

♦       Assist with the transmission of membership and Fund data through the NSCC’s Service as set forth in Section 2(h).

♦       Implement mutually agreed written service level standards for certain services provided by Transfer Agent. The Funds and Transfer Agent will conduct monthly service level reviews which shall include a review of Transfer Agent’s Services against the service level standards. On an at least semi-annual basis, a more in-depth review and meeting of the overall Transfer Agent service performance will be conducted in person or via video conference. It is hereby understood that non-compliance with any such service level standard will not be considered per se a “material breach” for purposes of Section 9(b) of this Agreement.

Blue Sky:

♦       At the specific direction of the Funds, UMB will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction and following UMB’s Blue Sky policies and procedures, as amended from time to time, in which Funds shares are to be offered or sold pursuant to instructions given to UMB by the Funds.

The Blue Sky services shall consist of the following:

1.                   Filing of Fund’s Initial Notice Filings, as directed by the Fund;

2.                   Filing of Fund’s renewals and amendments as required;

3.                   Filing of amendments to the Fund’s registration statement where required;

4.                   Filing Fund sales reports where required;

5.                   Sending invoice of Blue Sky payment request of the Fund of all Fund Notice Filing fees;

6.                   Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.                   Filing of annual reports and proxy statements where required; and

8.                   The performance of such additional services as UMB and the Fund may agree upon in writing.

Unless otherwise specified in writing by UMB, Blue Sky services by UMB shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Fund or its legal counsel. In connection with the services described herein, the Fund shall issue in favor of UMB a power of attorney to submit Notice Filings on behalf of the Fund, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT I
LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of the 1st day of November, 2013, the Funds with principal offices at 100 Front Street, Suite 400, West Conshohocken, Pennsylvania, 19428-2881, U.S.A., makes, constitutes, and appoints UMB Fund Services, Inc. (the “Transfer Agent”) with principal offices at 803 W. Michigan St., Milwaukee, WI, its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.         NOTICE FILINGS FOR FUNDS SHARES. The Power to submit notice filings for the Funds in each jurisdiction in which the Funds’ shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Funds’ applications including without limitation, applications to provide notice for the Funds’ shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of UMB in connection with the notice filings of the Funds’ shares.

2.         PAYMENTS. The power to initiate payment request in the name of the Funds in connection with the notice filings of the Funds shares with state securities administrators.

3.         AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at UMB shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by UMB of such termination of authority. Nothing herein shall be construed to constitute the appointment of UMB as or otherwise authorize UMB to act as an officer, trustee or employee of the Funds.

IN WITNESS WHEREOF, the Funds have caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

Each of the Funds on Schedule A (the “Funds”)

By:

Name:

Title:

Subscribed and sworn to before me

this ___ day of ____________ 20__

Notary Public

State of

In and for the County of

My Commission expires

Schedule C

to the

Second Amended and Restated

Morgan Stanley

UMB Fund Services, Inc.

Transfer Agency Agreement

FEES

Annual Complex Level Investor Servicing Fee*

■ For each of the first 500 investors	$130
■ For each of the next 500 investors	$110
■ For each of the next 500 investors	$90
■ For each of the next 3,500 investors	$70
■ For each investor over 5,000 investors	$60

Annual Base Fee Per Fund*

■ For each of the first 12 funds	$13,000
■ For each fund over 12 funds	$12,000

*Fees will be determined on the aggregate total number of investor accounts across all funds managed by Morgan Stanley entities and administered by UMB Fund Services, Inc. The total account complex charge will then be allocated to each fund based on its respective percentage of the number of investors plus a base fee on a monthly basis.

Blue Sky

Per state filing	$150
USA PATRIOT Act (AML) Fees
■ Per fund, per year	$2,000
■ Suspicious Activity Report filing (per occurrence)	$25
■ Escheatment — per filing, per state	$50
Investor Telephone Calls
Telephone calls, per minute	$1.00
DTCC AIP
■ One-time set-up fee	$3,000
■ Per file, per month	$25
Intermediary File Feed — Non-DTCC
Per feed	$25

Advanced Reporting Solutions

■ Annual maintenance fee first 4 users*	included
■ Annual maintenance fee for the next 25 users (per year)	$10,000
■ Additional interactive user license for each additional user after the 25th paid user (per license, per year)	$1,000

*Includes initial set-up costs plus up to four interactive user licenses per fund family

Internet Services

Voila — per fund family

■ One-time set-up fee	$7,500
■ Monthly maintenance fee	$1,000

Web-based document mailing*

■ One-time set-up fee	$4,000
■ Annual maintenance fee	$1,500
■ Per shareholder, per mailing	$.15

*Statements, prospectus, financial reports, etc.

Initial Conversion Costs

Transfer Agent will assume the costs of converting the Funds’ shareholder data from their current service provider(s) to SunGard’s AATA system provided that the Agreement is not terminated by the Funds on or before the fifth anniversary of the Effective Date of the Agreement. If this Agreement is terminated by the Funds prior to the fifth anniversary of the Effective Date, Transfer Agent may invoice the Funds, and the Funds will reimburse Transfer Agent, for a pro-rata share of such conversation costs in accordance with the following schedule:

Funds’ Percentage Responsibility
Termination Date	of Conversion Costs
After Effective Date but prior to 1styear anniversary	100%
After 1st year anniversary but prior to 2ndyear anniversary	80%
After 2nd year anniversary but prior to 3rdyear anniversary	60%
After 3rd year anniversary but prior to 4thyear anniversary	40%
After 4th year anniversary but prior to 5thyear anniversary	20%

Example: The Funds provide notice of termination of the Agreement effective January 1, 2015. Transfer Agent assumed $100,000 of conversion costs related to the Funds. Transfer Agent has the option to bill the Funds, and the Funds would pay to Transfer Agent, $80,000 ($100,000 x 80%) pursuant to this section.

Nothing in this section “Initial Conversion Costs” will act to limit the Funds’ responsibility for all expenses associated with conversion to a successor of Transfer Agent as provided for in Section 8 of the Agreement.

Out-of-Pocket Expenses and Other Related Expenses

Out-of-pocket expenses and other related expenses include but are not limited to: Blue Sky state fees, annual year-end programming fees; copying charges; express delivery charges; postage; courier service; printing of reports, statements, confirmations; stationary; tax forms; CPU usages; telephone and long distance charges; VPNNNET fees; retirement plan documents; proxies and proxy services; DTCC/NSCC participating billing; manual cost basis processing; P.O. Box rental; toll free number; customer identity check fees; bank account service fees and any other bank charges and expenses; UMBFS travel on behalf of company business; record retention/storage/retrieval expenses; attorney’s fees incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB.

Additional fees at $200 per hour or as quoted by project may apply for special programming to meet your servicing requirements or to create custom reports. Such additional fees will be charged only after receiving written notice from Morgan Stanley confirming such additional services.

Each of the fees in this proposal is subject to an annual escalation, the implementation of which shall be subject to UMB”s sole discretion, equal to the increase in the Consumer Price Index — Urban Wage Earners (“CPI”), which escalation shall be effective commencing one year from the Effective Date of the Agreement (the “Anniversary Date”) and on the corresponding Anniversary Date each year thereafter. CPI shall be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

♦       Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Schedule D

to the

Amended and Restated

Morgan Stanley

UMB Fund Services, Inc.

Transfer Agency Agreement

RECORDS MAINTAINED BY TRANSFER AGENT

▪  Account applications

▪  Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

▪  Indemnity bonds for replacement of lost or missing checks

▪  Subscription and tender offer documentation including signature guarantees and any supporting documentation

▪  Shareholder correspondence

▪  Shareholder transaction records

▪  Share transaction history of the Fund